ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-143623
February 7, 2008

                  STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
         The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

         This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

                             ----------------------
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                          $1,096,591,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2008-TOP29
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                      PRINCIPAL COMMERCIAL FUNDING II, LLC
                     BEAR STEARNS COMMERCIAL MORTGAGE, INC.
                  MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC
                      as Sponsors and Mortgage Loan Sellers

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2008-TOP29
         This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2008-TOP29 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the free writing prospectus designated as the "Term
Sheet" and the free writing prospectus designated as the "Prospectus
Supplement", each dated February 1, 2008:

           o      With respect to Mortgage Loan No. 1, the Kimco Portfolio, the mortgage loan information contained in the "Term Sheet" and
                  Appendix III of the "Prospectus Supplement" has been updated to clarify the fact that:

                  (i) the historical NOI information for each of the 3rd Most
                  Recent NOI of $6,185,065 (as of 12/31/2004), the 2nd Most
                  Recent NOI of $6,682,920 (as of 12/31/2005) and the Most
                  Recent NOI of $7,244,757 (as of 12/31/2006) are based on only four (4) of the nine (9) related mortgaged properties (the
                  Chatham Plaza mortgaged property, the Chico Crossroads
                  mortgaged property, the Wayne Plaza mortgaged property and the
                  Park Place mortgaged property);

                  (ii) the Underwritten NOI of $13,854,077 and the Underwritten
                  Net Cash Flow of $13,228,758 are based on all nine (9) of the related mortgaged properties and are based on in place rents at each of the related mortgaged properties plus the addition of $55,450 for additional contractual rent increases through
                  December 2008; and

                  (iii) the Underwritten Occupancy of 91.6% is based on an
                  underwritten vacancy of 8.4% which is less than the actual economic vacancy of 6.8% because vacancy was applied for each of the related mortgaged properties at the greater of the
                  actual economic vacancy rate and 5.0%. This vacancy adjustment results in a decrease in effective underwritten gross income equal to $306,921.